SUMMIT MUTUAL FUNDS, INC.

AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICE PLAN

This Plan (“Plan”) constitutes the distribution and shareholder service plan of Summit Mutual Funds, Inc. (“Company”), a Maryland corporation, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (“1940 Act”).  The Plan relates to those investment portfolios (“Funds”) and those classes of shares of the Funds identified on Schedule A attached hereto, as amended from time to time (each, a “Distribution Plan Class”).

Section 1.

Subject to the limitations on the payment of asset-based charges set forth in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., each Distribution Plan Class shall pay to the distributor (“Distributor”) of the Company’s shares of beneficial interest (“Shares”), a fee in an amount not to exceed on an annual basis 0.25% of the average daily net asset value of that Distribution Plan Class (“Distribution Fee”) for (a) payments the Distributor makes to banks, financial planners, retirement plan service providers, broker/dealers, insurance companies, and other institutions (“Participating Organization”) for distribution assistance and/or shareholder services provided to holders of Shares of a Distribution Plan Class pursuant to an agreement between the Distributor and the Participating Organization (including, but not limited to, distributing sales literature; answering routine shareholder inquiries about the Company or Shares of a Distribution Plan Class; assisting shareholders in changing dividend options, account designation and address, and in enrolling into any of several retirement plans offered in connection with the purchase of Shares of a Distribution Fund Class; assisting in the establishment and maintenance of customer accounts and records and in the purchase and redemption transactions; investing dividends and capital gains distributions automatically in Shares; and providing such other information and services as the Company or the shareholder may reasonably request); or (b) reimbursement of expenses incurred by a Participating Organization pursuant to an agreement in connection with distribution assistance and/or shareholder service, including, but not limited to, the reimbursement of expenses relating to printing and distributing prospectuses to persons other than holders of Shares of a Distribution Plan Class printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of Shares of a Distribution Plan Class, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries.  For purposes of the Plan, a Participating Organization may include the Distributor or any of its affiliates or subsidiaries.

Section 2.

The Distribution Fee may be paid by a Distribution Plan Class to the Distributor as compensation, or to reimburse the Distributor for payments or expenses incurred pursuant to Section 1 with respect to that Distribution Plan Class.  No payment to the Distributor is to be made by a Distribution Plan Class on Shares of a class that are not assessed the .25% fee described herein.

Section 3.

The Plan shall not take effect with respect to a Distribution Plan Class until it has been approved by a vote of at least a majority of the outstanding voting securities of that Distribution Plan Class, to the extent required by Rule 12b-1.

Section 4.

The Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Directors of the Company, and (b) the Independent Directors of the Company cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 5.

The Plan shall continue in effect for a period of more than one year after the date of its execution or adoption only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 4.

Section 6.

Any person authorized to direct the disposition of monies paid or payable by a Distribution Plan Class pursuant to the Plan or any related agreement shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7.

The Plan with respect to a Distribution Plan Class may be terminated at any time by vote of a majority of Independent Directors, or by a vote of a majority of the outstanding voting securities of that Distribution Plan Class.  The Plan shall terminate automatically in the event of its assignment.

Section 8.

All agreements of the Distributor or the Company with any person relating to the implementation of the Plan and the provision by a Participating Organization of the services described in Section 1 above shall be in writing, and any agreement related to the Plan shall provide:

(a)

That any such agreement may be terminated at any time with respect to a Distribution Plan Class, without payment of any penalty, by a vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of that Distribution Plan Class, on not more than 60 days’ written notice to any other party to the agreement; and

(b)

That any such agreement shall terminate automatically in the event of its assignment.

(c)

That any such agreement shall continue in effect for a period of more than one year after the date of its execution or adoption only so long as such continuance is specifically approved at least annually by vote of the majority of both the Directors of the Company, and the Independent Directors of the Company cast in person at a meeting called for the purpose of voting on the Plan or that agreement.

Section 9.

The Plan with respect to a Distribution Plan Class may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1. hereof without approval in the manner provided in Section 3. hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.

Section 10.

As used in the Plan, (a) the term “Independent Directors” shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Dated: March 1, 2002, as amended August 15, 2005, November 13, 2006 and February 26, 2007.

Schedule A

DISTRIBUTION PLAN CLASSES

Summit Apex Series Funds
Everest Fund Large Cap Growth Fund Bond Fund Short-term Government Fund High Yield Bond Fund

Summit Pinnacle Series Portfolios
S&P 500 Index Portfolio S&P MidCap 400 Index Portfolio
Russell 2000 Small Cap Index Portfolio
Nasdaq-100 Index Portfolio
Balanced Index Portfolio
Lehman Aggregate Bond Index Portfolio
EAFE International Index Portfolio
Zenith Portfolio
Bond Portfolio
Natural Resources Portfolio
Lifestyle ETF Market Strategy Conservative Portfolio
Lifestyle ETF Market Strategy Target Portfolio
Lifestyle ETF Market Strategy Aggressive Portfolio
Inflation Protected Plus Portfolio